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Exhibit 10.8

        [CELLU TISSUE HOLDINGS, INC. LETTERHEAD]

Mr. Russell Taylor
3183 Chipping Wood Court
Alpharetta, GA 30004

March 27, 2006

Re: Retention Letter

        As we have agreed, upon your execution of this letter, Cellu Tissue Holdings, Inc. (the "Company") shall pay to you a lump sum cash payment equal to one year's base salary (the "One-Time Bonus"), which salary amount is as set forth in the Employment Agreement dated as of September 25, 2001 (the "Employment Agreement") between you and the Company. The Company shall withhold from the One-Time Bonus all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

        This One-Time Bonus shall be subject to forfeiture if your employment is terminated on or prior to September 27, 2006 for any reason, other than due to your death or Disability (as defined in the Employment Agreement) (a "Termination Event"). Within 30 days following a Termination Event on or prior to September 27, 2006, you shall repay the Company the One-Time Bonus. The Company shall be entitled to offset any amounts owing to you from the Company under your Employment Agreement or otherwise in order to recoup the One-Time Bonus.

        The One-Time Bonus is a special incentive payment to you and will not be taken into account in computing the amount of any salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

        The terms of this agreement shall not modify your Employment Agreement.

Sincerely,

Cellu Tissue Holdings, Inc.

By:	/s/ STEVE ZIESSLER
	Name:	Steve Ziessler
	Title:	COO
By signing below, please acknowledge that you agree with the terms and conditions of this letter:
/s/ RUSSELL TAYLOR Russell Taylor

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  Exhibit 10.8